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                                                                Exhibit 23 (a)


                       Consent of Independent Accountants
                       ----------------------------------


We consent to the incorporation by reference in Post-Effective Amendment No.1 to the Registration Statements (File Nos. 333-24705 and 33-49801) on Form S-3 covering 12,061,756 shares of Constellation Energy Group, Inc. Common Stock (without par value) pursuant to the Shareholder Investment Plan (the "Registration Statement") of our report dated January 15, 1999, on our audits of the consolidated financial statements and financial statement schedule included on Form 10-K of Baltimore Gas and Electric Company and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 30, 1999